May 6, 2014
PDC Energy Announces 2014 First Quarter Results: Production Growth of 44%; Crude Oil and NGLs Production Increase of 57%; Per Boe Production Costs Decreased 7%
DENVER, May 6, 2014 (GLOBE NEWSWIRE) -- PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2014 first quarter financial and operating results from continuing operations.

2014 First Quarter Highlights Compared to First Quarter 2013

•	Increased production 44% to 26,700 barrels of oil equivalent per day ("Boe/d").

•	Increased crude oil and NGLs production 57% to 15,800 Boe/d.

•	Increased crude oil, natural gas and NGLs sales revenues by 63% to $130 million.

•	Reduced total production costs by 7% per Boe.

James Trimble, Chief Executive Officer and President, commented, “First quarter production growth was strong despite some winter weather challenges in Wattenberg. We are pleased with our initial results from our two Garvin offset wells in the Utica Shale and with our ability to add 6,000 more net acres to our Utica leasehold. We expect strong production growth of 28% to 35% in 2014 compared to 2013 despite normal declines from our Marcellus joint venture assets where we are not currently drilling. We expect to add a fifth drilling rig in Wattenberg this month with a production contribution expected later in 2014. We also plan to add a second drilling rig in the Utica during the second half of the year, as we continue to accelerate the development of our high-return, liquid-rich assets."

Financial Results

Net loss for the first quarter of 2014 was $2.1 million, or $0.06 per diluted share, compared to a net loss of $39.4 million, or $1.30 per diluted share, for the first quarter of 2013. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $9.6 million for the first quarter of 2014, compared to an adjusted net loss of $20.4 million for the comparable period of 2013. Net cash from operating activities was $80.5 million in the first quarter of 2014, compared to net cash from operating activities of $44.3 million in the first quarter of 2013. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 33% to $69.7 million in the first quarter of 2014, compared to $52.4 million in the comparable period of 2013.

First quarter 2014 production increased 44% to 26,700 Boe/d compared to 18,500 Boe/d in the first quarter of 2013, and increased 2% compared to 26,100 Boe/d in the fourth quarter of 2013. The increase in production over first quarter 2013 was due to successful horizontal drilling in the Wattenberg Field, Utica Shale and Marcellus Shale.

Crude oil, natural gas and NGLs sales revenues increased 63% to $129.8 million in the first quarter of 2014, compared to $79.4 million in the first quarter of 2013. The average sales price, excluding net settlements on derivatives, increased 13% to $54.05 per Boe for the first quarter of 2014, compared to $47.71 per Boe for the same 2013 period.

Net commodity price risk management activities for the first quarter of 2014 resulted in a loss of $27.2 million, which was comprised of $8.2 million of negative net settlements on derivatives and a $19.0 million loss in net change in fair value of unsettled derivatives. Commodity price risk management activities for the first quarter of 2013 resulted in a net loss of $22.4 million, which was comprised of $8.5 million of positive net settlements on derivatives and a $30.9 million loss in net change in fair value of unsettled derivatives.

Production costs were $21.2 million, or $8.83 per Boe, for the first quarter of 2014, compared to $15.9 million, or $9.52 per Boe, for the first quarter of 2013, representing a 7% decrease on a per Boe basis. Lease operating expense for the first quarter of 2014 decreased 14% to $3.41 per Boe compared to $3.98 per Boe in the first quarter of 2013.

General and administrative ("G&A") expense was $23.6 million for the first quarter of 2014, up from $15.1 million for the first quarter of 2013. The increase in G&A was attributable to an increase in legal and other professional costs and expenses related to an ongoing lawsuit as well as an increase in payroll and benefits.

Depreciation, depletion and amortization ("DD&A") expense was $46.6 million, or $19.42 per Boe, in the first quarter of 2014, compared to $27.9 million, or $16.79 per Boe, in the first quarter of 2013. The DD&A expense increase in the first quarter of 2014 compared to the first quarter of 2013 was due to higher production volumes and a higher per Boe DD&A rate.

Interest expense for the first quarter of 2014 was $12.8 million, compared to $13.4 million for the first quarter of 2013. The decrease in interest expense was primarily related to having no outstanding balance on the Company's revolving credit facility during the first quarter of 2014.

Operations Update

The Company turned in line 13 gross operated wells in the Wattenberg Field during the first quarter of 2014 and average daily per Boe production increased approximately 2% compared to the fourth quarter of 2013. Additional natural gas processing capacity in the quarter allowed for a higher recovery of NGLs which decreased natural gas sales volumes compared to the fourth quarter of 2013. PDC’s average wellhead oil differential in the Wattenberg Field was approximately $13 per barrel for the first quarter of 2014.

In the Utica Shale, the Company saw average daily per Boe production rise 30% in the first quarter of 2014 compared with the fourth quarter of 2013. Production from the Garvin 2H and 3H wells which were turned in line during the quarter, and the Garvin 1H well on the same pad, was restricted due to a mechanical issue on a third-party midstream pipeline. Average wellhead oil differentials were $13 per barrel in the Utica during the first quarter of 2014.

Average daily production from the Marcellus Shale joint venture increased 35% in the first quarter of 2014 compared to the first quarter of 2013, but decreased approximately 10% compared to the fourth quarter of 2013 due to normal declines from ten wells turned in line in 2013. The joint venture finalized drilling and completion operations on four horizontal wells which were in-process at December 31, 2013. Three of the wells were turned in line as of March 31, 2014 and the fourth was turned in line in April 2014.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(in millions, except per Boe data)
Lease operating expenses	$8.2	$6.6
Production taxes	7.6	5.4
Transportation, gathering and processing expenses	2.2	1.6
Overhead and other production expenses	3.2	2.3
Total production costs	$21.2	$15.9
Total production costs per Boe	$8.83	$9.52

The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three months ended March 31, 2014 and 2013, excluding net settlements on derivatives:

	Three Months Ended March 31,
	2014	2013	Percent

Crude oil (MBbls)
Wattenberg Field	952.6	650.7	46.4%
Utica Shale	90.3	16.7	*
Appalachia-Marcellus Shale	—	0.9	(100.0)%
Total	1,042.9	668.3	56.1%

Weighted-Average Sales Price	$86.02	$86.96	(1.1)%

Natural gas (MMcf)
Wattenberg Field	3,315.0	2,975.5	11.4%
Utica Shale	429.3	0.3	*
Appalachia-Marcellus Shale	2,134.0	1,574.0	35.6%
Total	5,878.3	4,549.8	29.2%

Weighted-Average Sales Price	$4.56	$3.09	47.6%

NGLs (MBbls)
Wattenberg Field	343.9	238.3	44.3%
Utica Shale	35.6	—	*
Total	379.5	238.3	59.3%

Weighted-Average Sales Price	$35.18	$30.48	15.4%

Crude oil equivalent (MBoe)
Wattenberg Field	1,848.9	1,385.0	33.5%
Utica Shale	197.5	16.8	*
Appalachia-Marcellus Shale	355.7	263.2	35.1%
Total	2,402.1	1,665.0	44.3%

Weighted-Average Sales Price	$54.05	$47.71	13.3%

* Percentage change is not meaningful or equal to or greater than 300%.

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q for the related quarterly period.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of

Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2013, and other subsequent filings with the Securities and Exchange Commission ("SEC"), for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended March 31,
	2014	2013
Adjusted cash flows from operations:
Net cash from operating activities	$80.5	$44.3
Changes in assets and liabilities	(10.8)	8.1
Adjusted cash flows from operations	$69.7	$52.4

Adjusted Net Income (Loss)
	Three Months Ended March 31,
	2014	2013
Adjusted net income (loss):
Net loss	$(2.1)	$(39.4)
Loss on commodity derivative instruments	27.1	22.2
Net settlements on commodity derivative instruments	(8.2)	8.5
Tax effect of above adjustments	(7.2)	(11.7)
Adjusted net income (loss)	$9.6	$(20.4)
Weighted-average diluted shares outstanding	35.7	30.3
Adjusted diluted net income (loss) per share	$0.27	$(0.67)

Adjusted EBITDA*
	Three Months Ended March 31,
	2014	2013
Net loss to adjusted EBITDA:
Net loss	$(2.1)	$(39.4)
Loss on commodity derivative instruments	27.1	22.2
Net settlements on commodity derivative instruments	(8.2)	8.5
Interest expense, net	12.6	13.4
Income tax provision	(1.4)	(21.5)
Impairment of crude oil and natural gas properties	1.0	46.5
Depreciation, depletion and amortization	46.6	30.2
Accretion of asset retirement obligations	0.9	1.2
Adjusted EBITDA	$76.5	$61.1

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$80.5	$44.3
Interest expense, net	12.6	13.4
Stock-based compensation	(3.8)	(2.6)
Amortization of debt discount and issuance costs	(1.7)	(1.8)
Loss on sale of properties and equipment	(0.7)	—
Other	0.4	(0.3)
Changes in assets and liabilities	(10.8)	8.1
Adjusted EBITDA	$76.5	$61.1

*Amounts include results from continuing and discontinued operations.

PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenues
Crude oil, natural gas and NGLs sales	$129,844	$79,439
Sales from natural gas marketing	26,937	13,670
Commodity price risk management loss, net	(27,155)	(22,355)
Well operations, pipeline income and other	636	1,072
Total revenues	130,262	71,826
Costs, expenses and other
Production costs	21,204	15,858
Cost of natural gas marketing	26,870	13,736
Exploration expense	307	1,689
Impairment of crude oil and natural gas properties	979	46,459
General and administrative expense	23,612	15,115
Depreciation, depletion, and amortization	46,639	27,949
Accretion of asset retirement obligations	861	1,148
(Gain) loss on sale of properties and equipment	725	(38)
Total cost, expenses and other	121,197	121,916
Income (loss) from operations	9,065	(50,090)
Interest expense	(12,830)	(13,357)
Interest income	251	—
Loss from continuing operations before income taxes	(3,514)	(63,447)
Provision for income taxes	1,387	22,492
Loss from continuing operations	(2,127)	(40,955)
Income from discontinued operations, net of tax	—	1,537
Net loss	$(2,127)	$(39,418)

Earnings per share:
Basic
Loss from continuing operations	$(0.06)	$(1.35)
Income from discontinued operations	—	0.05
Net loss	$(0.06)	$(1.30)
Diluted
Loss from continuing operations	$(0.06)	$(1.35)
Income from discontinued operations	—	0.05
Net loss	$(0.06)	$(1.30)

Weighted-average common shares outstanding:
Basic	35,690	30,270
Diluted	35,690	30,270

2014 First Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2014 first quarter results. The Company invites you to join James Trimble, Chief Executive Officer and President; Barton Brookman, Executive Vice President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President Corporate Development, for a conference call on Tuesday, May 6, 2014, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:

Date/Time: Tuesday, May 6, 2014, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 27187363

Replay Numbers:

Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 27187363

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: the Credit Suisse Shale Symposium in New York, New York on Monday, May 12, 2014; the Iberia Capital Partners' Oil & Gas Day in New York, New York on Thursday, May 15, 2014; the RBC Capital Markets' 2014 Global Energy & Power Conference in New York, New York on Monday, June 2, 2014; and the Bank of America Merrill Lynch Global Energy and Power Leveraged Finance Conference in New York, New York on Tuesday, June 3, 2014.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding future production, 2014 capital expenditures and projects (including rig deployments), future operational initiatives, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

• changes in worldwide production volumes and demand, including economic conditions that might impact demand;
• volatility of commodity prices for crude oil, natural gas and NGLs;
• the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;
• potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;
• changes in estimates of proved reserves;

• inaccuracy of reserve estimates and expected production rates;
• potential for production decline rates from our wells being greater than expected;
• timing and extent of our success in discovering, acquiring, developing and producing reserves;
• our ability to secure leases, drilling rigs, supplies and services at reasonable prices;
• availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production, particularly in the Wattenberg Field and the Utica Shale, and the impact of these facilities and regional capacity on the prices we receive for our production;
• timing and receipt of necessary regulatory permits;
• risks incidental to the drilling and operation of crude oil and natural gas wells;
• our future cash flows, liquidity and financial condition;
• competition within the oil and gas industry;
• availability and cost of capital;
• reductions in the borrowing base under our revolving credit facility;
• our success in marketing crude oil, natural gas and NGLs;
• effect of crude oil and natural gas derivatives activities;
• impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;
• cost of pending or future litigation;
• effect that acquisitions we may pursue have on our capital expenditures;
• our ability to retain or attract senior management and key technical employees; and
• success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves, including 3P reserves, are based on more limited information, and are subject to significantly greater risk of not being produced, than proved reserves. Initial and test results from a well are not necessarily indicative of the well's long-term performance.

CONTACTS:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Marti Dowling
Manager Investor Relations
303-831-3926
marti.dowling@pdce.com

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